As filed with the Securities and Exchange Commission on October 13, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

ONESPAWORLD HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Commonwealth of the Bahamas	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Harry B. Sands, Lobosky Management Co. Ltd. Office Number 2 Pineapple Business Park Airport Industrial Park P.O. Box N-624 Nassau, Island of New Providence, Commonwealth of The Bahamas	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

OneSpaWorld Holdings Limited October 2020 Equity Inducement Awards

(Full title of the plan)

Leonard Fluxman

Executive Chairman

770 South Dixie Highway

Suite 200

Coral Gables, FL 33146

(Name and address of agent for service)

(305) 284-1488

(Telephone number, including area code, of agent for service)

Copies to:

Christine Strumpen-Darrie P.C.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4853

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act . ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)(4)
Common Stock, par value (U.S.) $0.0001 per share	215,959	$7.54	$1,628,330.86	$177.65

(1)

The number of shares being registered represents an aggregate of 215,959 shares of OneSpaWorld Holdings Limited common stock, par value (U.S.) $0.0001 per share (“Common Stock”), granted outside of the Company’s incentive award plans as “employment inducement grants” under NASDAQ Listing Rule 5635(c)(4). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	Represents Common Shares reserved for future issuance under the Plan.
(3)

Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933. Represents the average of the high and low selling prices per share of the Registrant’s Common Shares as reported on the Nasdaq Capital Market on October 9, 2020.

(4)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.

EXPLANATORY NOTE

OneSpaWorld Holdings Limited (the “Company”) is filing this Registration Statement on Form S-8 with respect to up to 215,959 shares of Common Stock for issuance under the OneSpaWorld Holdings Limited October 2020 Equity Inducement Awards. The inducement awards were granted outside of the Company’s incentive award plans as “employment inducement grants” under NASDAQ Listing Rule 5635(c)(4).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

OneSpaWorld Holdings Limited (the “Registrant”) has prepared this registration statement (this “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in Part I will be delivered in accordance with the instructions to Form S-8 and Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement on Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission, are hereby incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 30, 2020 (File No. 001-38843);

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed with the Commission on May 13, 2020 and August 12, 2020, respectively (File No. 001-38843);

(c)

All other reports filed* by the Company pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above (File No. 001-38843); and

(d)

The description of the Registrant’s common shares, (U.S.) $0.0001 par value per share (the “Common Shares”), contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38843) filed by the Registrant with the Commission on March 21, 2019 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating the description.

* Any report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than reports (or portions thereof) on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Amended and Restated Memorandum and Articles of Association of the Registrant (the “Articles”) provides that the directors and officers of the Registrant, as well as certain other individuals, shall be indemnified by the Registrant to the fullest extent authorized by Bahamian law as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Registrant or any subsidiary of the Registrant.

Section 58 of the International Business Companies Act, 2000 of The Bahamas provides:

1.

Subject to subsection (2) and any limitations in its Memorandum or Articles or in any unanimous shareholder agreement, a company incorporated under this Act may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal or administrative proceedings any person who:

a.

is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil or administrative, by reason of the fact that the person is or was a director, an officer or a liquidator of the company; or

b.

is or was, at the request of the company, serving as a director, officer or liquidator, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

2.	Subsection (1) only applies to a person referred to in that subsection if the person acted honestly and in good faith with a view to the best interests of the company.

The Articles also provide that expenses of directors and/or officers of the Registrant incurred in defending civil or criminal proceedings be paid by the Registrant in advance of final disposition of such proceedings upon such director or officer undertaking to reimburse any such expense which it is ultimately determined he or she is not entitled to be indemnified against by the Registrant.

The Articles also provide that the right of directors and officers to indemnification is not exclusive of any other right to which such directors or officers may be entitled under any law, agreement, vote of shareholders or directors or otherwise. Indemnification is only available to the directors and officers of the Registrant and certain other persons in connection with the performance of their respective functions if such person acted honestly and in good faith with a view to the best interests of the Registrant.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

3.1	Third Amended and Restated Memorandum of Association and Second Amended and Restated Articles of Association of OneSpaWorld Holdings Limited (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated June 10, 2020, filed on June 15, 2020).

5.1*	Opinion of Harry B. Sands, Lobosky and Company.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Harry B. Sands, Lobosky and Company (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature pages of this Registration Statement).

99.1*	Form of OneSpaWorld Holdings Limited October 2020 Restricted Stock Unit Award Agreement.

99.2*	Form of OneSpaWorld Holdings Limited October 2020 Performance Stock Unit Award Agreement.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Coral Gables, State of Florida, this 13th day of October, 2020.

ONESPAWORLD HOLDINGS LIMITED

By:	/s/ Stephen B. Lazarus
	Name:	Stephen B. Lazarus
	Title:	Chief Operating Officer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Glenn J. Fusfield and Stephen B. Lazarus, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Glenn J. Fusfield
Glenn J. Fusfield	President, Chief Executive Officer and Director (Principal Executive Officer)	October 13, 2020

/s/ Stephen B. Lazarus
Stephen B. Lazarus	Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	October 13, 2020

/s/ Leonard Fluxman
Leonard Fluxman	Executive Chairman and Director	October 13, 2020

/s/ Steven J. Heyer
Steven J. Heyer	Lead Director	October 13, 2020

/s/ Marc Magliacano
Marc Magliacano	Director	October 13, 2020

/s/ Andrew R. Heyer
Andrew R. Heyer	Director	October 13, 2020

/s/ Adam Hasiba
Adam Hasiba	Director	October 13, 2020

/s/ Jeffrey E. Stiefler
Jeffrey E. Stiefler	Director	October 13, 2020

/s/ Walter F. McLallen
Walter F. McLallen	Director	October 13, 2020

/s/ Stephen W. Powell
Stephen W. Powell	Director	October 13, 2020

/s/ Maryam Banikarim
Maryam Banikarim	Director	October 13, 2020